Exhibit 23

KPMG Peat Marwick LLP
99 High Street            Telephone 617 988 1000        Telefax 617 988 0800
Boston, MA 02110-2371



                       Consent of Independent Auditors


The Board of Directors and Stockholders
  of Westerbeke Corporation:

We consent to the incorporation by reference in the Registration Statements (File No. 33-24435 and 333-25687) on Form S-8 of Westerbeke Corporation of our report dated December 19, 1997 relating to the consolidated balance sheets of Westerbeke Corporation and subsidiary as of October 25, 1997 and October 26, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended October 25, 1997, and related schedule, which report appears in the October 25, 1997 annual report on Form 10-K of Westerbeke Corporation.


                                       By /s/ KPMG Peat Marwick LLP


Boston, Massachusetts
January 22, 1998